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EXHIBIT 10.15

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
OUT OF THE BLUE PRODUCTIONS, LLC

        This amended and restated operating agreement dated this 23 day of April 2004 shall be effective as of the 22nd day of December, 2003, by and among Graymark Productions, Inc., A & A Productions, LLC ("A&A") and Frozen Television, Inc. ("Frozen") (herein individually referred to as "Member" and collectively referred to as "Members").

        Pursuant to California State Law, the undersigned parties mutually agree and covenant as follows:

1. DEFINITIONS: The following terms used in this Agreement shall have the following meanings:

  "Ancillary Rights" shall mean any and all ancillary, incidental or subsidiary rights for the Picture, including without limitation, soundtrack rights, clip rights, video game rights (including, but not limited to, the sole and exclusive right to create or license the creation of interactive programs based on the Picture, whether in CD-ROM, DVD, set-top or arcade formats), music publishing rights and merchandising rights (e.g., games, computer, video and other electronic games, toys, comic books, apparel, food, beverages, posters, and other commodities, services or items), commercial tie-ins, dramatic stage rights, radio rights, books-on-tape, live television rights, music, music publishing, soundtrack rights, photonovel, novelization, interactive media, multi-media, and theme park (or other "theme" attraction) rights in and to the Picture.

  "Cash Available for Distribution" shall mean, with respect to any fiscal period, all cash receipts of the Company from the rights sales, distribution and/or any and all exploitation of the Picture including, without limitation, any and all exploitation of the Ancillary Rights, in any, every and all markets and media, whether now known or hereafter discovered throughout the universe, but not including capital contributions and Sale Proceeds, after deducting Operating Expenses, third-party distribution fees and expenses, cash deferments (paid out on a pari passu basis) to cast, equipment suppliers, rights holders or any other approved party, and other payments made in connection with any loan to the Company, capital expenditures of the Company and amounts set aside for creation or addition to reserves.

  "Investment Recoupment" shall mean at such time that GrayMark Productions shall have received distributions of Cash Available for Distribution from the Company equal to 100% of the capital contributions of GrayMark Productions, Inc. to the Company, plus interest on the capital contributions at the rate of Prime plus Two Percent (2%) per annum from the date GrayMark Productions, Inc. made such capital contribution to the Company in accordance with Paragraph 6.

  "Investor Agreement" shall refer to Investor Agreement dated November 20, 2003 among the Members and as amended pursuant to the Amendment to Investor Agreement dated January 5, 2004.

  "Majority Vote of the Members" shall mean the affirmative vote, or written consent by proxy or otherwise, of the Members entitled to receive 51% or more of distributions of Cash Available for Distribution prior to Investment Recoupment at the applicable time of the decision.

  "Member" means each party presently or hereafter executing this Agreement as a member.

  "Member's Interest in the Company" means an individual Member's share of the Company profits, surplus or losses. In addition, rights, powers and liabilities of the Members shall apply fully as set forth by the laws of the State of California.

  "Net Income" or "Net Loss" shall mean the income or loss of the Company for each tax year or portion thereof as determined for federal income tax purposes, including, without limitation, related federal tax items of gain, loss, deduction, credit, tax preference, and recapture.

  "Operating Expenses" shall mean, with respect to any fiscal period, the amount of cash disbursed in such period in the ordinary course of business during such period, including, without limitation, all cash expenses, including legal and accounting costs, insurance and taxes and other direct expenses, but shall not include expenditures paid out of reserves or expenditures attributable to obtaining rights sales.

  "Picture" shall refer to the motion picture titled "Cloud 9," formerly known as "Out of the Blue."

  "Production Budget" shall refer to the production budget attached to Investor Agreement as Schedule "A."

  "Vote of Members," unless otherwise specified herein, means a vote of the Members holding a majority of the Member Interests in the Company that are eligible to vote on the matter and at the time the vote shall be taken.

2. NAME, PLACE OF BUSINESS, PURPOSE: The name and initial address of the Company shall be: Out of the Blue Productions, LLC, 9300 Wilshire Blvd., Ste 508, Beverly Hills, CA 90212. The name shall not be changed except by Majority Vote of Members. The company business shall be conducted at the above address and/or such other place or places as the Members may determine. The company may engage in all business activities which are legal for an LLC to engage in under the laws of the State of California.

3. DURATION: The term of the Company shall commence as of the date of filing of Articles of Organization with the California Secretary of State and shall dissolved on December 31, 2025, unless sooner terminated pursuant to the terms of this Agreement.

4. MEMBERS: The name, address, initial capital contribution and interest of each Member in the total initial capital of the Company are as follows:

NAME/ADDRESS:	INITIAL CAP. CONTRIB:	INTEREST:
Graymark Production, Inc. 101 N.Robinson, Ste 920 Oklahoma City, OK 73102	$50	50%
A & A Productions, LLC 9300 Wilshire Blvd., Ste 508 Beverly Hills, CA 90212	$25	25%
Frozen Television, Inc. 1223 Wilshire Blvd., Ste 810 Santa Monica, CA 91104	$25	25%

5. ASSOCIATES AND EMPLOYEES: The Company may enter into separate agreements with associates and with employees as the Members may determine. In such event, the Members may, but are not obligated to, make arrangements with such third parties for distribution of profits and losses of the Company.

6. SUBSEQUENT CONTRIBUTIONS:

        (a)   Production Budget Capital Contributions. The Members have agreed to the Production Budget of $2,000,000, unless the Members mutually agree, in writing, to increase Production Budget. There will not be any general overhead of the A&A Productions, LLC or Frozen Television, Inc. included in the Production Budget.

The Company shall establish a production account from which the production costs of the Picture are to be paid. Each cash-flow payment into the production account shall require the signature of Gray Frederickson or such other designee of GrayMark Productions, Inc. if Gray Frederickson shall be unavailable or incapacitated.

After approval by GrayMark Production, Inc. of the chain of title to the Picture and all underlying rights and materials, GrayMark Productions, Inc. shall commence making additional capital contributions to the Company, and the Company shall fund the cash-flow production requirements in accordance with the Production Budget of the Picture in accordance with the following schedule:

          (i)    Fifty Thousand Dollars ($50,000) upon execution of this Agreement (the "Initial Production Contribution") and approval by GrayMark Production, Inc. of the chain of title to the Picture and all underlying rights and materials. These contributions are to be used to cover script rights acquisition; partial legal fees; setup of production offices; casting; location scouting. The Company and A&A Productions, LLC and Frozen Television, Inc. may not commence expenditure of the Initial Production Contribution until GrayMark Productions, Inc. approves the lead performer for the Picture (and such performer indicates his availability and willingness to perform the role).

          (ii)   Three Hundred Fifty Thousand Dollars ($350,000) following execution of a pay-or-play agreement with the mutually approved lead performer and director; these funds shall be utilized to fund pre-production costs of the Picture.

          (iii)  Five Hundred Thousand Dollars ($500,000) not later than one (1) week prior to the commencement of principal photography of the Picture.

          (iv)  Five Hundred Thousand Dollars ($500,000) upon completion of the third week of principal photography.

          (v)   Three Hundred Thousand Dollars ($300,000) upon completion of principal photography of the Picture.

          (vi)  One Hundred Fifty Thousand Dollars ($150,000) upon completion of dubbing and scoring of the Picture.

          (vii) One Hundred Fifty Thousand Dollars ($150,000) upon completion of the final corrected answer print of the Picture and of all delivery items required by any third-party distributor in order to complete full delivery.

        (b)   Budget Overrun. To the extent that the actual costs of producing the Picture (including script rights acquisition, legal fees, setup of production offices, casting; location scouting) exceed the Production Budget ("Budget Overrun"),

          (i)    the Members shall make the following additional capital contributions to the Company:

            (A)  GrayMark Productions, Inc. shall make additional contributions equal to 50% of the first $50,000 of Budget Overrun;

            (B)  A&A Productions, LLC shall make capital contributions equal to 25% of the first $50,000 Budget Overrun; and

            (C)  Frozen Television, Inc. shall make capital contributions equal to 25% of the first $50,000 Budget Overrun.

          (ii)   GrayMark Productions, Inc. shall make additional capital contributions equal to 100% of Budget Overruns in excess of $50,000.

        (c)   Completion Bond. The Members acknowledge that the Production Budget may be adjusted to include a completion bond at the discretion of GrayMark Productions, Inc. Additionally, the Company and Managers shall use best efforts to ensure that the production costs (including script rights acquisition, legal fees, setup of production offices, casting; location scouting) of the Picture do not exceed the Production Budget. Members shall consult with each other regarding the completion bond, but the final decision shall be at the sole discretion of GrayMark Productions, Inc.

        (d)   Investor Agreement. The capital contributions made by the Members to the Company shall be deemed to satisfy their capital contribution obligations to the Company pursuant to this Agreement as well as the funding of cash-flow contribution obligations and requirements under Paragraph 4 of the Investor Agreement. Members hereby waive the requirement under Paragraph 4 of the Investor Agreement that requires GrayMark Productions, Inc. to provide proof of the entire amount of the financing in the form of an irrevocable letter of credit, wire transfer or deposit of the full sum into a dedicated escrow account for withdrawal in accordance with the cash-flow schedule above and Members have determined that GrayMark Productions, Inc. shall not be required to place any funds in escrow.

        (e)   Members' Budgeted Permissible Fees. The Members agreed and acknowledged that the following fees are included in the Production Budget of the Picture: $15,000 to be paid Gray Frederickson; $15,000 to be paid to Brett Hudson; $15,000 to be paid to Burt Kearns; and $15,000 to be paid to Albert S. Ruddy. Any fee paid to GrayMark Productions, Inc. rather than Gray Frederickson and Gray Frederickson shall not be entitled to receive such fee other than for and on behalf of GrayMark Productions, Inc. The Production Budget including, without limitation, the rights acquisition / script fee shall be mutually agreed upon by the Members and attached to the Investor Agreement as Schedule A "Production Budget."

        (f)    Distribution and Return of Underages. In the event the actual costs of producing the Picture should be less than the Production Budget ("Underages"), the Underages shall be distributed to the Members as follows:

          (i)    first $50,000 of Underages, if any, shall be distributed (i) 50% to GrayMark Productions, Inc., (ii) 25% to A&A Productions, LLC and (iii) 25% to Frozen Television, Inc. and

          (ii)   Underages in excess of $50,000 shall be distributed 100% to GrayMark Productions, Inc.

Any distributions to GrayMark Productions, Inc. in accordance with this subparagraph (f) shall reduce the capital contributions of GrayMark pursuant to this Paragraph 6.

        (g)   From time to time, upon vote of the Members, each Member may contribute additional cash and other properties to the Company; provided, however, that no Member shall be liable for any additional capital contributions to the Company in excess of the requirements of this Paragraph 6 without consent of that Member.

7. BANK ACCOUNTS: Funds and money received by the Company shall be deposited in such bank account or accounts in accordance with this Agreement and as the Members shall determine. Checks, wire transfers or any other withdrawals from any such bank account or accounts shall be made only upon the signature of the both (i) Graymark Productions, Inc. and (ii) A&A Productions, LLC or Frozen Television, Inc. For clarification, no disbursements of any nature shall be made from the account or accounts without the signature of Graymark Productions, Inc.

8. MANAGEMENT: Decisions involving all aspects of Company management including without limitation the payment of compensation and entering into contractual obligations, shall be made by Majority Vote of the Members. It is understood and agreed that all Members have other business and time commitments, and no Member shall, without its consent, be obligated to devote full-time to the Company business. Decisions of the Company shall be by Majority Vote of the Members. A Member's voting rights shall be in proportion to the Member's percentage interest in distributions of cash available for distribution in accordance with Paragraph 10.

9. METHODS OF ACCOUNTING/FISCAL YEAR: The Company shall keep accounts on a cash or on an accrual basis, as determined by the Members. The accounts shall readily disclose items which the Members take into account separately for income tax purposes. As to matters of accounting not provided for in this Agreement, generally accepted accounting principles shall govern. The fiscal year of the Company shall end on December 31 of each year. The books shall be closed and balanced at the end of each fiscal year. The books and records of the Company shall be brought current as soon as possible after the close of each fiscal year, and a report and statement shall be furnished each Member as soon as possible after year-end, but in no event later than two and one-half (2 1/2) months after the close of the fiscal year.

10. ALLOCATIONS AND DISTRIBUTIONS:

        (a)   Distributions of Cash Available for Distribution. Distributions of the Cash Available for Distribution shall be made quarterly or more frequently as determined by Majority Vote of the Members as follows:

          (i)    100% to GrayMark Productions, Inc. until the cumulative aggregate distributions of Cash Available for Distribution to cause Investment Recoupment; and thereafter,

          (ii)   50% to GrayMark Productions, Inc., 25% to A&A Productions, LLC and 25% to Frozen Television, Inc.

However, amount of Cash Available for Distribution may be retained in the Company upon Majority Vote of the Members to be used for the reasonable needs of the business.

        (b)   Allocation of Net Income. All Net Income shall be allocated among the Members in the same proportion that distributions of Cash Available for Distribution for the applicable fiscal year were distributed or would have been distributed in the event no distributions of Cash Available for Distribution were made during such year.

        (c)   Allocation of Net Loss. All Net Loss shall be allocated among the Members in proportion to their respective capital contributions to the Company.

        (d)   Conflicting Provisions. Notwithstanding anything in this Operating Agreement to the contrary, the Members unanimously agree that the Company and its Members shall be subject to all of the terms of the Investor Agreement. Additionally, the Members agree and acknowledge that if there is any conflict between the terms of this Operating Agreement and with the terms of the Investor Agreement, then the terms of the Operating Agreement shall control.

11. INDEMNIFICATION: The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company by reason of the fact that such person is or was a Member, against costs and expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court considers proper.

        Notwithstanding the other provisions of this Paragraph, to the extent that a person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in the defense of any claim, issue or matter therein, such person shall be indemnified against costs and expenses, including attorneys' fees, which such person actually and reasonably incurred in connection therewith.

        Costs and expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the person that he shall repay the amount advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company.

        The indemnification and advancement of costs and expenses shall not be construed to be exclusive of any other rights to which a person seeking indemnification or advancement of costs and expenses may be entitled, and shall continue as to a person who has ceased to be a Member and shall inure to the benefit of heirs, administrators and executors of such a person. However, such indemnification shall not result in any liability of the Members to any third party, nor shall the Members be required to contribute capital to the Company for any indemnification payments set forth in this Paragraph should the assets of the Company not be sufficient to discharge such liability.

        If the Paragraph or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify each Member as to expenses, including attorneys' fees judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether internal or external, including without limitation a grand jury proceeding an action or suit brought or in the right of the Company, to the full extent permitted by any applicable portion of this Paragraph that shall not have been invalidated, or by any applicable law.

12. SALE OF INTEREST: A Member may only sell its interest, or any part thereof, in the Company with the unanimous consent of the Members. If a Member desires to sell or transfer any of its ownership or interest in the Company, that Member (the "Offering Member") shall first give the Company and all other Members a notice (the "Notice") containing the name, address, and terms of purchase offered by a bona fide third party purchaser. The Company shall have thirty (30) days from receipt of the Notice to purchase the Offering Member's interest in the Company at the same price and terms specified in the Notice. If the Company does not, within that thirty (30) day period, elect to purchase that interest, the other Members shall have the right, for fifteen (15) days thereafter, to purchase that portion of the offered interest proportionate to their respective percentages of the remaining interest in the Company. If a Member does not choose to purchase its full entitlement to the offered interest, the other Members may purchase that interest proportionately.

        The Offering Member may sell all of its interest in the Company not purchased hereunder by the Company and by other Members, to the third-party purchaser at the price and at the terms previously offered to the Company or other Members as specified in the Notice; provided, however, that such sale must be completed no later than ninety (90) days after the date of delivery of the Notice to the Company. If the sale is not completed within that ninety (90) day period, the Offering Member must again comply with the terms of this paragraph prior to the sale of any interest in the Company.

13. DEATH OR DISSOLUTION: Upon the death or dissolution of a Member, the Company shall have the right and option, by written notice no later than three (3) months after the date of the death or dissolution, to purchase that deceased or dissolved Member's interest in the Company now owned or hereafter acquired. The purchase price for that interest shall be the average of the value established by two independent appraisers, with the representatives of the Selling Member and the Company each selecting and paying for one of the appraisers. The purchase price shall be paid in equal installments over a thirty six (36) month period.

14. BOOKS AND RECORDS OF ACCOUNT: The Company books and records shall be kept at the Company's place of business. Every Member and their duly authorized attorney or accountant shall, at all reasonable times, have access to any may inspect and copy any such books and records.

15. CAUSE OF DISSOLUTION: Termination and dissolution of the Company shall occur upon the happening of any of the following events:

  a.    Upon the unanimous agreement of all Members to Dissolve.
  b.    Upon the happening of any other event set forth in this Agreement requiring dissolution.
  c.    Dissolution according to law.

16. WINDING UP AND LIQUIDATION: Upon dissolution, the Company's business shall be wound up and liquidated as rapidly as business circumstances will permit. The assets shall be applied to the purposes and in the order provided by law. To the extent feasible, all distributions in liquidations shall be made pro rata to the Members in kind.

17. NOTICES: All notices or other communication among Members, except as provided elsewhere in this Agreement, shall be in writing delivered in person or by certified or registered mail to the Member or Member's duly authorized representative, at his, her or its last known address and shall be deemed received upon actual receipt or upon the expiration of seven (7) days after mailing, whichever is earlier. Any notice may be waived in writing by the person entitled to receive it.

18. CALIFORNIA LAW TO GOVERN: This Agreement has been prepared for the purpose of governing a Limited Liability Company operating pursuant to the Laws of the State of California.

19. BINDING ON SUCCESSORS IN INTEREST: This Agreement shall bind the Members, their heirs, agents, assigns and representative.

20. NUMBER AND GENDER: As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the other whenever the context so indicates.

21. PARAGRAPH HEADINGS: The paragraph and subparagraph headings and numbers used herein are for purposes of convenience and shall not be considered in the interpretation of this Agreement.

22. PARTIAL INVALIDITY: If any portions of this Agreement shall be held invalid or inoperative, then, insofar as it is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

        EXECUTED AS OF THE DAY AND YEAR FIRST HEREINABOVE WRITTEN.

MEMBERS:

GRAYMARK PRODUCTIONS, INC.
By: /s/ JOHN SIMONELLI
Its: President

A & A PRODUCTIONS, LLC
By:/s/ AL RUDDY
Its: Manager

FROZEN TELEVISION, INC.
By: /s/ BRETT HUDSON
Its: President

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AMENDED AND RESTATED OPERATING AGREEMENT OF OUT OF THE BLUE PRODUCTIONS, LLC